NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces the Acquisition of
Canadian-headquartered EECOL Electric Corporation

Pittsburgh, October 17, 2012: WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that, through a wholly owned subsidiary, it has entered into a definitive agreement to acquire EECOL Electric Corporation, headquartered in Calgary, Alberta, Canada, and various affiliated companies for a purchase price of approximately CAD $1.14 billion.

Consummation of the transaction is subject to certain conditions, including approval under the Canadian Competition Act. The acquisition is expected to be financed utilizing a new institutional term loan to be entered into on or before closing, as well as WESCO's existing credit facilities. Closing is expected to occur in the fourth quarter 2012.

Founded in 1919, EECOL Electric is one of Canada's premier full-line distributors of electrical equipment, products, and services with approximately $0.9 billion in annual sales, 57 locations across Canada and 20 in South America, and more than 20,000 customers. EECOL has a strong warehouse-based business focused on serving industrial, oil, gas, mining, utility, and commercial and residential construction customers.

Mr. John J. Engel, WESCO's Chairman, President and Chief Executive Officer, stated, “EECOL is a strong company with a long and successful track record of delivering above-market sales growth and profitability. We have a high regard for EECOL's sales culture and excellent customer service capabilities, as well as their supplier partnerships, which complement WESCO very well. The addition of EECOL expands WESCO's presence in Canada and broadens our international footprint, specifically our capabilities in South America. This acquisition is expected to be accretive to earnings by approximately $1.00 per diluted share in the first full-year of operation.”

Mr. Tom Crist, EECOL Electric's President and Chief Executive Officer, commented, “We are very pleased to have reached this agreement with WESCO. We have known the WESCO management team and organization for years and are confident it will be a great home for our business and our team. Through this acquisition, we can leverage our strong supplier partnerships, customer relationships, and brand equity and are looking forward to teaming with our new colleagues. EECOL has a rich heritage dating back to 1919, and as we look to the future opportunities as part of WESCO, we have never been better positioned for growth.”

Mr. Stephen A. Van Oss, WESCO's Senior Vice President and Chief Operating Officer, commented, “We have had great respect for EECOL for many years and are pleased to have EECOL become part of WESCO. Together we will expand our sales and service capabilities and capitalize on the strong supplier relationships of each company for MRO, OEM, and capital project-related opportunities. The addition of EECOL enhances our ability to grow and capitalize on the ongoing investments we have made in Canada.”

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Conference Call To Be Held Thursday, October 18, at 11 a.m. ET
WESCO will address this transaction Thursday, October 18, at 11 a.m. Eastern Time during the company's third quarter 2012 earnings call. Log-in information may be accessed by clicking on the microphone icon on WESCO's home page at www.wesco.com. An audio replay of the conference call will be available on the WESCO website through midnight, Wednesday, October 24, 2012.
Dial in for the call is as follows:
Conference telephone number:
Participant Dial In: 800-860-2442
International Dial In:  +1 412-858-4600
Confirmation Code:  Ask for the "WESCO" conference call

Replay:  877-344-7529
International Replay: +1 412-317-0088
Replay available from 1:00 p.m. ET October 18 thru midnight ET October 24, 2012.
Confirmation Code:   10019113

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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,500 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements, including statements regarding whether and when the acquisition is expected to be consummated, that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations, including risks related to the acquisition, financing, and integration of EECOL, results of the review of the proposed transaction by regulatory authorities, satisfaction of various other conditions to closing contemplated by the agreement, debt levels, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com